Exhibit 99.2

FIRST AMENDMENT

OF

UNITEDHEALTH GROUP

401(k) SAVINGS PLAN

(2010 Restatement)

THIS AMENDMENT, made and entered into as of August 31, 2010, by UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation (the “Principal Sponsor”);

WHEREAS, The Principal Sponsor has heretofore established and maintains an earnings reduction profit sharing plan (the “Plan”) which is embodied in a document dated January 27, 2010, and entitled “UNITEDHEALTH GROUP 401(k) SAVINGS PLAN (2010 Restatement),” (hereinafter referred to as the “401(k) Plan Statement”); and

WHEREAS, The Principal Sponsor has delegated to its Executive Vice President, Human Capital, the power to amend the 401(k) Plan Statement.

NOW, THEREFORE, BE IT RESOLVED, That the 401(k) Plan Statement is hereby amended in the following respects:

1. AMENDMENT TO THE DEFINITION OF RECOGNIZED EMPLOYMENT. Effective on September 1, 2010, Section 1.1.39.(a)(vi) of the 401(k) Plan Statement shall be deleted.

2. AMENDMENT TO THE DEFINITION OF TRUST AGREEMENT. Effective on and after September 1, 2010, Section 1.1.44. of the 401(k) Plan Statement shall be amended to read in full as follows:

1.1.44 “Trust Agreement” means the agreement or agreements of trust between the Principal Sponsor and the Trustee under which the total assets of the Plan are managed.

3. AMENDMENT TO THE DEFINITION OF TRUSTEE. Effective on and after September 1, 2010, Section 1.1.45. of the 401(k) Plan Statement shall be amended to read in full as follows:

1.1.45 “Trustee” means the individuals or corporation appointed by the Principal Sponsor to administer the total assets of the Plan pursuant to the Trust Agreement between the Principal Sponsor and such Trustee. Where the context requires, Trustee shall also mean and refer to any one or more co-trustees serving hereunder.

4. AMENDMENT TO THE ELIGIBLE ROLLOVER CONTRIBUTION PROVISIONS. Effective on and after September 1, 2010, Section 3.8.2. of the 401(k) Plan Statement is amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, effective September 1, 2010, the Plan shall no longer accept rollover distributions from an individual retirement account or annuity described in sections 408(a) or 408(b) of the Code.

5. AMENDMENT TO THE RESTORATION UPON REHIRE PROVISIONS. Effective January 1, 2011, Section 6.2.2. of the 401(k) Plan Statement shall be amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, for any Participant who terminates employment with the Employer or an Affiliate on or after January 1, 2011, and subsequently returns to employment with the Employer or an Affiliate, such a Participant shall only have his or her forfeited Employer Safe Harbor Matching Account, if any, Employer Matching Account, if any, Employer Profit Sharing Account, if any or ESOP Account, if applicable, restored under this Section 6.2.2. if such Participant repays all amounts previously distributed under the Plan within five years of his or her return to employment with the Employer or an Affiliate.

6. AMENDMENT TO THE LOST PARTICIPANT LOCATION PROCEDURES. Effective September 1, 2010, Section 7.5.3. shall be deleted in its entirety and replaced with the following language:

7.5.3. Accounts of Lost Distributees and Lost Participants. The Accounts of lost distributes and lost Participants shall be subject to the following rules:

(a)	Forfeiture. If the Committee or its designee is unable to locate a Participant or Beneficiary after an Account becomes payable, and after taking reasonable efforts to locate such Participant or Beneficiary, it may treat the Account as a forfeiture; however, if a claim for benefits is subsequently presented by a person entitled to a payment, the forfeited Account shall be recredited upon verification of the claim.

(b)	Restoration. The amount necessary to make any restorations pursuant to this Section 7.5.3 shall first come from the forfeitures as provided under Section 6.2.3. If such forfeitures are not adequate for this purpose, the Employer shall make a contribution adequate to make the restoration.

(c)	Procedures. The Principal Sponsor shall maintain a list of all lost distributees and lost Participants, and the Committee or its designee shall conduct regular searches for all lost distributees and lost Participants in accordance with reasonable procedures established by the Committee.

7. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the 401(k) Plan Statement shall continue in full force and effect.